CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 21, 2018, relating to the financial statements and financial highlights of Walthausen Funds, comprising of Walthausen Small Cap Value Fund and Walthausen Select Value Fund, for the year ended January 31, 2018, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Current Portfolio Holdings” in the Statements of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
May 29, 2018